Exhibit 5.2

June 18, 2020

Global Blue Group Holding AG

Zürichstrasse 38

CH-8306 Brüttisellen, Switzerland

Re: Registration Statement of Global Blue Group Holding AG on Form F-4 (Registration No. 333-236581)

Ladies and Gentlemen:

We have acted as United States counsel to Far Point Acquisition Corporation, a Delaware Corporation (“FPAC”), in connection with the registration by Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law (“New Global Blue”) with the United States Securities and Exchange Commission (the “Commission”) of 30,850,000 warrants entitling the holder to purchase one ordinary share (each, a “New Global Blue Share”) of New Global Blue at a price of USD $11.50 per New Global Blue Share (the “New Global Blue Warrants”), pursuant to a Registration Statement on Form F-4, Registration No. 333-236581, initially filed by New Global Blue with the Commission on February 24, 2020 (as amended, the “Registration Statement”).

The New Global Blue Warrants will be governed by the Warrant Agreement dated June 11, 2018 between FPAC and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the Warrants were issued (the “Original Warrant Agreement”), as modified by a Warrant Assumption Agreement (the “Warrant Assumption Agreement”) to be entered into by and among FPAC, New Global Blue, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Agreement and Plan of Merger, dated as of January 16, 2020, by and among FPAC, New Global Blue and certain other parties named therein, and the execution and delivery of the Warrant Assumption Agreement, each of the 30,850,000 outstanding warrants of FPAC (the “Warrants”) will become one New Global Blue Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of FPAC. We have assumed that the Warrant Agent is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to Swiss law New Global Blue is validly existing, has the power to execute the Warrant Assumption Agreement, and will duly authorize, execute and deliver the Warrant Assumption Agreement and has all requisite legal ability to do so.

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Based upon the foregoing, we are of the opinion that, upon the Assignment and Assumption, the New Global Blue Warrants will be legally binding obligations of New Global Blue except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on all applicable statutory provisions the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP